Exhibit 5.1

[CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER, L.L.P. LETTERHEAD]

June 18, 2004

Mr. John P. Wilmers
President and Chief Executive Officer
Ballantyne of Omaha, Inc.
4350 McKinley Street
Omaha, Nebraska 68112

  Re:
  Registration Statement on Form S-1 (SEC File No. 333-116428)

Dear Mr. Wilmers:

        We have acted as legal counsel for Ballantyne of Omaha, Inc., a Delaware corporation (the "Company") in connection with the Company's preparation of the above referenced Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") and the prospectus filed therewith (collectively the "Form S-1"). The Form S-1 and the prospectus relate to the registration of 3,917,027 shares of the Company's common stock owned collectively by the Selling Stockholders (as defined in the Form S-1).

        In connection herewith, we have examined (i) the Form S-1, (ii) the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company, (iii) the corporate minutes and proceedings of the Company applicable to the filing of the Form S-1, and (iv) such other proceedings, documents and records as we deemed necessary or appropriate for the purposes of making this opinion. In making such examinations, we have assumed the genuineness of all signatures on all documents and conformed originals to all copies submitted to us as conformed or photocopies. In addition to such examination, we have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion. However, as to various questions of fact material to our opinion, we have relied upon representations, statements or certificates of officers, directors, or representatives of the Company or others.

        Based upon the foregoing, we are of the opinion that: (i) the Company has been legally incorporated and is validly existing under the laws of the State of Delaware; and (ii) the shares issued to and being registered by the Selling Stockholders, as contemplated by the Form S-1, have been validly issued and are fully paid and non-assessable shares of common stock of the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Form S-1 and to any references to our firm in the prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,
Cline, Williams, Wright, Johnson & Oldfather, L.L.P.